BlackRock Municipal Bond Fund, Inc.

BlackRock Municipal Insured Fund

FILE #811-02688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
10/24/08	NEW YORK N Y CITY MUN WTR FIN AUTH	536,030,000	700,000

M.R. Beal & Company, DEPFA First Albany Securities LLC, Merrill Lynch & Co., Siebert Brandford Shank & Co., LLC, Banc of America Securities LLC, Barclays Capital, Citi, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Loop Capital Markets LLC, Morgan Stanley, Raymond James & Associates, Inc., Wachovia Bank, National Association, Piper Jaffray, Prager, Sealy & Co., LLC, RBC Capital Markets, Roosevelt & Cross Incorporated

10/24/08	SOUTH CAROLINA ST PUB SVC AUTH REV	406,985,000	800,000	Goldman, Sachs & Co., Citigroup Global Markets Inc., Merrill Lynch & Co., Morgan Stanley & Co. Incorporated
10/30/08	PHILADELPHIA PA SCH DIST FOR ISSUE	396,580,000	2,300,000	Goldman, Sachs & Co., Banc of America Securities LLC, PNC Capital Markets, LLC, Siebert Brandford Shank & Co., LLC, Citi, Janney Montgomery Scott LLC, Merrill Lynch & Co., Ramirez & Co., Inc.
11/07/08	MICHIGAN ST BLDG AUTH REV	$192,275,000	700,000	Morgan Stanley & Co. Incorporated, Siebert Brandford Shank & Co. LLC, Citigroup, Fidelity Capital Market Services, Loop Capital Markets, LLC, Merrill Lynch & Co., Rice Financial Products

BlackRock Municipal Bond Fund, Inc.

BlackRock Municipal Insured Fund

FILE #811-02688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
11/14/08	NEW YORK ST DORM AUTH ST PERS INCO	$765,695,000	2,000,000

Morgan Stanley & Co. Incorporated, Ramirez & Co., Inc., Siebert Brandford Shank & Co., LLC, Banc of America Securities LLC, Goldman, Sachs & Co., Janney Montgomery Scott LLC, Citi, J.P. Morgan Securities Inc., Merrill Lynch, Piper Jaffray & Co., Raymond James & Associates, Inc., RBC Capital Markets, Southwest Securities.